Exhibit 99.3

Schedule 2

CINERGY CORP.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	December 31	December 31
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents	$146,056	$162,526
Notes receivable, current	287,502	214,513
Accounts receivable less accumulated provision for doubtful accounts of $4,767 at December 31, 2005, and $5,059 at December 31, 2004	1,415,209	1,036,119
Fuel, emission allowances, and supplies	589,152	442,951
Energy risk management current assets	991,252	381,146
Prepayments and other	408,975	173,203
Total current assets	3,838,146	2,410,458

Property, Plant, and Equipment - at Cost
Utility plant in service	10,714,000	10,076,468
Construction work in progress	501,294	333,687
Total utility plant	11,215,294	10,410,155
Non-regulated property, plant, and equipment	4,775,570	4,549,128
Accumulated depreciation	5,477,782	5,147,556
Net property, plant, and equipment	10,513,082	9,811,727

Other Assets
Regulatory assets	1,069,854	1,030,333
Investments in unconsolidated subsidiaries	479,466	513,675
Energy risk management non-current assets	306,959	138,787
Notes receivable, non-current	171,325	193,857
Other investments	128,150	125,367
Goodwill and intangible assets	169,081	118,619
Restricted funds held in trust	301,800	358,006
Other	185,062	117,870
Total other assets	2,811,697	2,596,514

Assets of Discontinued Operations	34,215	163,618

Total Assets	$17,197,140	$14,982,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,922,867	$1,344,780
Accrued taxes	219,469	217,106
Accrued interest	64,725	54,473
Notes payable and other short-term obligations	923,600	948,327
Long-term debt due within one year	352,589	219,967
Energy risk management current liabilities	1,010,585	310,741
Other	193,323	168,734
Total current liabilities	4,687,158	3,264,128

Non-current Liabilities
Long-term debt	4,393,442	4,227,475
Deferred income taxes	1,523,070	1,587,557
Unamortized investment tax credits	90,852	99,723
Accrued pension and other postretirement benefit costs	729,221	688,277
Regulatory liabilities	546,047	557,419
Energy risk management non-current liabilities	338,514	127,340
Other	250,822	219,439
Total non-current liabilities	7,871,968	7,507,230

Liabilities of Discontinued Operations	28,876	32,219

Total Liabilities	12,588,002	10,803,577

Cumulative Preferred Stock of Subsidiaries
Not subject to mandatory redemption	31,743	62,818

Common Stock Equity
Common stock - $0.01 par value; authorized shares - 600,000,000; issued shares - 199,707,338 at December 31, 2005 and 187,653,506 at December 31, 2004; outstanding shares - 199,565,684 at December 31, 2005 and 187,524,229 at December 31, 2004	1,997	1,877
Paid-in capital	2,982,625	2,559,715
Retained earnings	1,721,716	1,613,340
Treasury shares at cost - 141,654 at December 31, 2005, and 129,277 shares at December 31, 2004	(4,823)	(4,336)
Accumulated other comprehensive income (loss)	(124,120)	(54,674)
Total common stock equity	4,577,395	4,115,922

Total Liabilities and Shareholders’ Equity	$17,197,140	$14,982,317

Note: Prior year data has been reclassified to conform with current year presentation.